Exhibit 10.35

RESTRICTED CASH AWARD AGREEMENT

This Agreement is made as of ______________ (“Date of Award”) between Frontier Communications Corporation, a Delaware corporation (the “Company”) and ____________ (the “Grantee”). In consideration of the agreements set forth below, the Company and the Grantee agree as follows:

1.	Grant. The Company hereby grants to the Grantee a cash award of $_____ (the “Award”), subject to the following terms and conditions.
2.	Vesting. One-third (33.3%) of the Award shall vest on each __________, beginning in _______, and ending on ______________ (each such date, a “Vesting Date”).
3.	Settlement. As soon as is reasonably practicable following each Vesting Date (but in any event, within 30 days), the Participant will receive the applicable portion of the vested Award in cash.
4.

Forfeiture. Any unvested portion of the Award shall be forfeited without consideration (a) upon the Grantee’s termination of employment with the Company, [or][1] (b) in the event the Company notifies Grantee in writing that Company has determined that Grantee has breached the terms of Section 5 below[, or (c) in accordance with the Company’s Clawback Policy.][2]

5.

Misconduct. The Award shall be forfeited to the Company if the Compensation Committee of the Company’s Board of Directors (the “Committee”) determines that the Grantee has engaged in “Misconduct” as defined below. The Committee may in its sole discretion require the Grantee to repay the portion of the Award that was vested and/or paid within the twelve month period immediately preceding a date on which the Grantee engaged in such Misconduct, as determined by the Committee.  The Company shall be entitled to set-off against the amount of any such gains realized any amount owed to the Grantee by the Company, to the extent that such set-off is not inconsistent with Section 409A of the Internal Revenue Code of 1986, as amended.

“Misconduct” means any of the following, as determined by the Committee in good faith: (i) violating any agreement between the Company and the Grantee, including but not limited to a violation relating to the disclosure of confidential information or trade secrets, the solicitation of employees, customers, suppliers, licensors or contractors, or the performance of competitive services; (ii) competing with the company by working for, managing, operating, controlling or participating in the ownership, operation or control of, any company or entity which provides telephone, Internet or video products or services, (iii) violating the Company’s Code of Business Conduct and Ethics; (iv) making, or causing or attempting to cause any other person to make, any statement (whether written, oral or electronic),

1 Insert for GVPs and below.

2 Insert for SVPs and above.

or conveying any information about the Company which is disparaging or which in any way reflects negatively upon the Company, unless required by law or pursuant to a Company policy; (v) improperly disclosing or otherwise misusing any confidential information regarding the Company; (vi) unlawful trading in the Company’s securities or of another company based on information gained as a result of the Grantee’s employment or other relationship with the Company; (vii) engaging in any act which is considered to be contrary to the best interests of the Company, including but not limited to recruiting or soliciting employees of the Company; or (viii) commission of a felony or other serious crime or engaging in any activity which constitutes gross misconduct.

This Section 5 shall also apply if the Grantee commits Misconduct after his or her employment with the Company terminates.

6.

Withholding Taxes. The Company shall have the right to require the Grantee to remit to the Company, or to withhold from other amounts payable to the Grantee, as compensation or otherwise, an amount sufficient to satisfy all federal, state and local withholding tax requirements.

7.

Employment. Nothing in this Agreement shall confer upon Grantee any right to continue in the employ of Company, nor shall it interfere in any way with the right of the Company to terminate Grantee’s employment at any time.

8.

Acknowledgment. Grantee acknowledges that the Award is hereby granted in lieu of any restricted stock awards to which Grantee may be entitled to under Grantee’s employment agreement, offer letter, or similar agreement with the Company (any such agreement, the “Employment Agreement”). Grantee further acknowledges that the Award represents full consideration with respect to such restricted stock awards, and waives any right the Grantee may have with respect to such restricted stock awards.

9.

The Plan. This Award shall be treated as if it was an award of Performance Units (as defined in the Frontier Communications Corporation 2017 Equity Incentive Plan (the “Plan”)), including that (x) the Grantee shall have all obligations and be subject to all restrictions set forth therein and (y) the Company shall have all interpretive and governance rights set forth therein, in each case, as if set forth herein; provided that, for the avoidance of doubt, no portion of this Award is intended to be a Qualified Performance-Based Award (as defined in the Plan).

10.	Notices. Notices to Company shall be addressed to it at: 401 Merritt 7, Norwalk, CT 06851.

Notice to Grantee shall be mailed to the Grantee at either the Legal/Residential Address on file with Frontier and Fidelity or, to the email address on file with Fidelity; in accordance with the Grantee’s mailing preference on file with Fidelity.  Company or Grantee may from time to time designate in writing different addresses for receipt of notice. Notice shall be deemed given when properly addressed and sent first class or express mail, or sent electronically.

11.

Governing Law. The terms of this Agreement shall be binding upon
Company, Grantee and their respective successors and assigns. This Agreement shall be performed under and determined in accordance with the laws of the State of Connecticut.

IN WITNESS WHEREOF, the Company has caused this Award to be granted on the date first above written.

FRONTIER COMMUNICATIONS CORPORATION

By: _______________________	________________________
Name:	Participant Name:
Title:	Acceptance Date:

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